Exhibit 99
Press Release

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283

AMSURG CORP. ANNOUNCES PROPOSED OFFERING OF $250 MILLION

OF SENIOR NOTES

NASHVILLE, Tenn. (Nov. 7, 2012) - AmSurg Corp. (Nasdaq: AMSG) today announced its intention to offer $250 million in aggregate principal amount of senior notes (the “Senior Notes”).  The Senior Notes will be senior unsecured obligations of the Company and will be guaranteed by substantially all of the Company’s subsidiaries that guarantee its senior secured credit facility and senior secured notes due 2020.  AmSurg Corp. intends to use the proceeds of the offering to pay down the outstanding balance of its revolving credit facility.

The Senior Notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act.  The Senior Notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Statements contained in this press release regarding the proposed transaction and other events are forward-looking statements that involve risk and uncertainties.  Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by AmSurg with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States.  At September 30, 2012, AmSurg owned and operated 229 centers.

- END -